EXHIBIT 4.6

NECTAR MERGER CORPORATION

$175,000,000 7.75% Senior Subordinated Notes due 2014

JOINDER TO THE REGISTRATION RIGHTS AGREEMENT

February 24, 2004

Credit Suisse First Boston LLC

UBS Securities LLC

Wells Fargo Securities, LLC

c/o Credit Suisse First Boston LLC

       Eleven Madison Avenue

       New York, New York 10010-3629

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement (the “Registration Rights Agreement”) dated February 6, 2004, among Nectar Merger Corporation, a Delaware corporation (the “Issuer”), on the one hand, and Credit Suisse First Boston LLC, UBS Securities LLC and Wells Fargo Securities, LLC (the “Initial Purchasers”), on the other hand. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Registration Rights Agreement. This is the agreement referred to in Section 9(j) of the Registration Rights Agreement.

The Issuer and each of the Guarantors listed on Schedule I hereto agree that this letter agreement is being executed and delivered in connection with the issue and sale of the Notes pursuant to the Purchase Agreement and to induce the Initial Purchasers to purchase the Notes thereunder and is being executed concurrently with the consummation of the Merger.

1. Joinder. Each of the parties hereto hereby agrees to become bound by the terms, conditions and other provisions of the Registration Rights Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as a Guarantor therein.

2. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

3. Counterparts. This letter agreement may be executed in one or more counterparts (which may include counterparts delivered by telecopier) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

4. Headings. The headings herein are inserted for the convenience of reference only and are not intended to be part of, of to affect the meaning or interpretation of, this letter agreement.

[signature page follows]

If the foregoing is in accordance with your understanding of this letter agreement, kindly sign and return to us a counterpart thereof, whereupon this instrument will become a binding agreement between the Issuer, the Guarantors and the Initial Purchaser in accordance with its terms

Very truly yours,

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:
Name: Carrie A. Wolfe
Title: Chief Financial Officer & Treasurer

FTD.COM INC.

By:
Name: Carrie A. Wolfe
Title: Chief Financial Officer & Treasurer

FLOWERS USA, INC.

By:
Name: Jon R. Burney
Title: Secretary

FTD HOLDINGS, INCORPORATED

By:
Name: Carrie A. Wolfe
Title: Treasurer

RENAISSANCE GREETING CARDS, INC.

By:
Name: Carrie A. Wolfe
Title: Treasurer

VALUE NETWORK SERVICES, INC.

By:
Name: Carrie A. Wolfe
Title: Treasurer

FTD INTERNATIONAL CORPORATION

By:
Name: Carrie A. Wolfe
Title: Treasurer

Accepted February 24, 2004

CREDIT SUISSE FIRST BOSTON LLC
UBS SECURITIES, LLC
WELLS FARGO SECURITIES, LLC

By:	CREDIT SUISSE FIRST BOSTON LLC

By:
Name: Ted Iantuono
Title: Managing Director

NECTAR MERGER CORPORATION

By:
Name: John M. Baumer
Title: Vice President

Schedule I

Guarantors

Florists’ Transworld Delivery, Inc.

FTD.COM Inc.

Flowers USA, Inc.

FTD Holdings, Incorporated

Renaissance Greeting Cards, Inc.

Value Network Services, Inc.

FTD International Corporation